Exhibit 21

Subsidiaries of Regan Holding Corp.

Legacy Marketing Group (California)

Legacy Financial Services (California)

Imagent Online, LLC (Delaware)

Prospectdigital, LLC (Arizona)

Values Financial Network (Delaware)

Legacy Advisory Services, Inc. (California)